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Anesiva Announces Adlea ACTIVE-1 Phase 3 Clinical Results, Ceasing of Zingo Commercial Operations and Restructuring

Conference Call Scheduled for November 11, 2008 at 9:00 am ET

SOUTH SAN FRANCISCO, CA, November 10, 2008 - Anesiva, Inc. (Nasdaq: ANSV) today announced that the ACTIVE-1 Phase 3 trial evaluating Adlea™, a novel formulation of capsaicin, narrowly missed its primary endpoint of reducing post-surgical pain versus placebo (p=0.07) following bunionectomy surgery at four to 32 hours post-surgery. The same measure was highly significant (p=0.004) from four to 48 hours post-surgery. The trial also achieved a key secondary endpoint of reducing opioid use for Adlea versus placebo (p=0.012) over the four to 32 hour period. Adverse events were similar for both active treatment and placebo groups. Results of a second Phase 3 trial of Adlea, in total knee replacement surgery, will be announced next month.

"It is important to note that the four to 32 hour pain measure reflected the inpatient period where activity is most restricted," said William Houghton, M.D., Anesiva senior vice president and chief medical officer. "In contrast, non-weight bearing mobilization increased during the latter period. Thus, the longer duration four to 48 hour measure highlights important analgesic potential for Adlea. We expect this to be confirmed in the upcoming ACTIVE-2 total knee arthroplasty study which uses the same four to 48 hour analgesic measure as its primary endpoint."

Anesiva has determined that it will cease further commitments to support Zingo commercialization as a result of continued manufacturing challenges and the need to recall product in the field due to a potential non-safety related shelf life issue from a lot of unreleased product. Anesiva plans to seek a device-oriented partner for this asset. The company will also seek to license rights to the underlying drug delivery technology to third parties for use with other medications.

The company plans to meet with its joint venture partners in China to discuss the future of the relationship. Anesiva will restructure, suspend or cancel Zingo distribution agreements for ex-U.S. territories. In order to wind down ongoing product support obligations, Anesiva will process the withdrawal of Zingo devices from the U.S. supply chain.

As a result of the decision to cease Zingo commercial operations, the company has agreed to work with its lenders to accelerate repayment of its outstanding $20.0 million loan. In order to preserve its capital, the company will reduce its staffing to approximately 15 employees and reduce monthly expenditures to approximately $2.0 million, pending the results of the Adlea Phase 3 trial in total knee replacement surgery.

"These are difficult but necessary decisions that set a new foundation upon which to rebuild value for Anesiva's stock holders," said Michael L. Kranda, president and chief executive officer. "We look forward to the results of the Adlea Phase 3 trial in total knee arthroplasty, and pursuing partnering opportunities for this promising product candidate."

"The Anesiva Board of Directors strongly supports this new direction for Anesiva. We will continue to work closely with the company's management team to ensure Anesiva has the resources to realize its objectives," said Rodney A. Ferguson, J.D., Ph.D., Anesiva's chairman. "We thank the departing employees for their service to the company."

As a result of the foregoing, Anesiva will delay filing its quarterly report on Form 10-Q for the quarter ended September 30, 2008. The Form 10-Q will be filed as soon as reasonably practical and is expected to be filed no later than November 14, 2008.

About Adlea

Adlea is a highly purified form of capsaicin (derived from chili peppers) that acts on TRPV1 receptors, expressed most densely in C-fiber neurons. Importantly, desensitization of the TRPV1 receptors blocks noxious pain with no effect on adaptive pain or position sense. Adlea generally has a short half-life of 1 to 2 hours. It is undetectable in blood sample analyses after 24 hours.

Adlea's short duration of systemic exposure (hours) relative to the long duration of analgesia may offer a safe, additive treatment option in the management of orthopedic pain over the days to weeks that patients experience acute post-surgical pain. Importantly, Adlea appears to have a safety profile that is largely similar to placebo, in studies performed to date.

Adlea ACTIVE-1 Clinical Trial

The ACTIVE-1 multicenter, double-blind, placebo-controlled trial enrolled 301 patients undergoing bunionectomy surgery. Patients were randomized to receive either a single 4 mL dose of Adlea (0.25 mg/mL) or placebo instilled into the surgical site immediately prior to wound closure. The primary efficacy endpoint was a time-weighted pain score (using standard 0 to 10 numerical rating system of pain intensity) from four to 32 hours post-surgery. The study also evaluated rescue opioid consumption, pain level from four to 48 hours and multiple other secondary endpoints. The study results will be submitted for presentation at a scientific meeting.

About Anesiva

Anesiva, Inc. seeks to be a leader in the development and commercialization of novel pharmaceutical products for pain management. The company's core product platform is based on Adlea, a novel small molecule formulation of capsaicin that is currently being evaluated in multiple clinical trials for the management of acute pain following orthopedic surgeries. Adlea has been shown in previous clinical trials to provide extended pain relief after only a single administration in multiple indications for site-specific, acute and chronic, moderate-to-severe pain.

Anesiva is based in South San Francisco, CA. For more information, go to www.anesiva.com.

Conference Call Details

Anesiva will conduct a webcast conference call with the investment community at on Tuesday, November 11, 2008 at 9:00 am Eastern time (6:00 am Pacific time). Interested parties can listen to the live conference call by dialing 866-616-3642 (international dial: 660-422-4980) and giving the following conference ID: 73355002, or by logging on to http://www.anesiva.com and going to the Investor Information page. For those unable to participate live or via the Internet, a replay will be available for seven days after the call by dialing 800-642-1687 (international dial: 706-645-9291) and giving the following pass code: 73355002. The webcast will be available until the company's next quarterly conference call.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expect," "may," "achieve," "confirm," "intend," "extend," "plan," "preserve," "will," "seek," "appears," "continue," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: ability to raise capital, potential delays in the commencement and enrollment of Adlea clinical trials and whether the Adlea clinical development program will support FDA approval for the management of acute pain following orthopedic surgeries. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Anesiva's annual report on Form 10-K for the year ended December 31, 2007, and its most recent filing on Form 10-Q.